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CENIT Bancorp, Inc.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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

MEMORANDUM

                                                          CENIT BANCORP, INC.


To :         All Staff
From :       Mike Ives
Date:        April 9, 1997
-------------------------------------------------------------------------------

I am sure you have read the stories and heard the rumors over the last several weeks about the schemes of Mid-Atlantic Investors to force your Company into a sale or merger. It is an action that would prevent us all -- employees, customers, and shareholders -- from realizing the benefits of CENIT Bancorp's well-planned and well-executed business strategy.

Mid-Atlantic's ploy is a blatant attempt to force a short-term gain for its own benefit. Unlike your present management, Mid-Atlantic is not focused on building a solid future for CENIT. Nor does Mid-Atlantic's strategy take into consideration the interests and needs of CENIT employees -- the very people on whose hard work a customer-focused and community-based enterprise like CENIT depends.

I'd like to share several facts with you, in the belief that an informed workforce and community are one of the strongest defenses a company has against such a hostile action.

Mid-Atlantic historically specializes in buying shares in financial institutions which it considers to be merger candidates. In the case of CENIT, Mid-Atlantic wants to install three directors on our board who would then be in a position to attempt to force our sale. Mid-Atlantic has also proposed that CENIT retain an investment banker to set a value for the company -- a typical move when trying to engineer a company's sale.

Mid-Atlantic's  board  candidates  have  no  banking  experience;   the  control
Mid-Atlantic has already exerted over their slate suggests that it has no long-term interest in our Company, our community or our employees.

CENIT, on the other hand, is asking shareholders to return to the Board of Directors four current directors of the Company who are committed to its long-term interest, and those of its employees. They have years of business and banking experience, local prominence, close ties to customers, and close ties to potential customers from our community.

Our nominees are committed to substantially increasing value over the long term by execution of CENIT's business strategy, and not by getting an investment bank to hang a price on our heads.

I am urging all to help us reject Mid-Atlantic's efforts. If you are a shareholder, you can act to protect your Company and your future by signing, dating, and returning CENIT's white proxy card before our April 23 Annual Meeting, when these critical seats on our Board will be filled. Even if you do not currently hold stock in CENIT, your informed opinion, expressed in your conversations with your neighbors, friends, and others in the community, can make a valuable contribution to this fight.

I want to assure you I have every reason to believe that CENIT's Board will prevail in this struggle, which we will press vigorously.

In the meantime, I thank you for your service to our Company and for your continuing support.



/s/ Mike Ives
-------------


Enclosure (Report to Our Stockholders from CENIT Bancorp 1996 Annual Report)

Report to Our Stockholders


     Our Board of Directors and I are pleased to present to you the 1996 Annual Report for CENIT Bancorp, Inc. (the "Company") and its subsidiaries CENIT Bank, FSB, and Princess Anne Bank.

     During 1996, we continued to make great progress in the development of our Company. We expanded our retail branch network to provide greater market coverage and convenience for our customers. Our community banking initiatives led to strong growth in our noninterest-bearing demand deposit account balances and in our consumer home equity lending balances, and the Company increased its residential mortgage loan portfolio systematically over the course of the year. With these and other actions on our part, the Company's net income grew to over $5.0 million before the impact of the one-time special Federal Deposit Insurance Corporation assessment (the "Special Assessment") to recapitalize the Savings Association Insurance Fund (the "SAIF").

Expanding Our Community Banking Franchise

     Our rapid growth and development continued unabated throughout 1996. Over the past few years, we have demonstrated the capabilities to identify opportunities for growth as they arise in our market and to act decisively to seize these opportunities. 1996 was no exception.

     Once again, the Company was able to capitalize on a business opportunity. During 1996, CENIT Bank acquired approximately $68.1 million of deposits in our local market from five offices of Essex Savings Bank, FSB. CENIT Bank continued to operate the former Essex retail offices in Downtown Hampton and in the Denbigh area of Newport News to expand our retail branch network. The deposits associated with the other three former Essex retail offices were consolidated into existing CENIT Bank retail offices.

     To integrate these two new offices into our retail network, CENIT Bank completely refurbished the offices and thoroughly equipped them to provide our customers at these offices with as many of our full range of services as possible. Both offices are now capable of attracting and serving retail and commercial banking customers with a wide variety of community banking services such as ATMs, night depositories, and complete commercial lending and deposit products.

     As a further expansion of our retail banking options for our customers, CENIT Bank opened its second "supercenter" banking office at the Super Kmart in Norfolk. Our Super Kmart retail offices afford our customers the opportunity to bank with us during evening hours and on weekends and many holidays. This makes us a much more convenient banking option for our customers than the typical community bank.

     In March 1996, Princess Anne Bank relocated its Great Neck office in Virginia Beach from a small facility on a side street to a full-service retail office on Shore Drive, a major traffic artery. The high visibility of this new office has resulted in a substantial increase in deposits and customer activity in the Great Neck office. The Great Neck and Shore Drive areas of Virginia Beach are growing rapidly, and this new facility makes Princess Anne Bank a strong competitor for retail and commercial banking customers in this market.

     With these new and expanded retail offices, the Company now has a stronger retail network that is convenient to a large percentage of potential customers in our local market. This is clearly shown on the map identifying the locations of our retail offices included on the inside back cover of this Annual Report. This retail network makes us the only local community banking institution with retail offices in all six of our market's most populated cities.

Using Our Strength to Grow Our Community Banks

     These and other enhancements to our retail banking network caused the total assets of the Company to increase from $639.8 million at December 31, 1995 to $707.1 million at December 31, 1996. During this time, loans held for investment increased from $319.2 million at December 31, 1995, to $422.2 million at December 31, 1996. Also, total deposits increased from $450.5 million at
December 31, 1995, to $499.0 million at December 31, 1996. Of special note, noninterest-bearing deposits increased by 19.4% from $38.7 million at December 31, 1995 to $46.2 million at December 31, 1996. These deposits have increased by $17.6 million, or 61.8%, since December 31, 1994, and represent a particularly valuable source of funding to the Company.

     Behind these broad statistics relating to the Company's growth in 1996 are the results of certain of the Company's major programs. This information provides additional insight into the Company's capacity for future growth.

     During 1996, the Company developed a comprehensive program to increase our home equity and second mortgage loan portfolio. The program was designed to become an ongoing feature of our retail banking strategy and has proven very successful. As a result of this program, we increased the outstanding balance of our home equity and second mortgage loan portfolio by 43.9% in nine months from $20.6 million at March 31, 1996 to $29.6 million at December 31, 1996.

     Our continuing efforts to increase our merchant credit card processing business also had impressive results in 1996. Our gross processing fees from merchant sales grew by 47.0% from $502,000 in 1995 to $738,000 in 1996, and the total number of our merchant customers increased by 35.9% from 312 at December 31, 1995 to 424 at December 31, 1996. This phenomenal growth in our merchant credit card processing business supports our efforts to increase our noninterest-bearing demand deposits as we encourage our merchant customers to maintain their commercial accounts with us.

     We note with some disappointment that our nonperforming assets increased to $5.7 million at the end of 1996. However, we are confident that the reasons behind this increase represent an unusual confluence of unrelated events and not a general deterioration of our asset quality. As of February 28, 1997, we have had a net reduction in our nonperforming assets of $4.7 million from the level existing at December 31, 1996. We are making vigorous efforts to continue to reduce our nonperforming assets very quickly. Our past experience in fashioning creative solutions to nonperforming assets will serve us well in our attempts to bring our nonperforming assets to lower levels in 1997.

Record Earnings and Dividends

     In our 1995 Annual Report, we spoke of our great potential to increase our earnings from operations during 1996. We also pointed out the possibility of the one-time Special Assessment occurring during 1996, which would subject our earnings to a substantial but nonrecurring charge. We proved to be right on both counts.

     Before the impact of the Special Assessment, the Company earned $5,059,000, or $3.00 per share, in 1996. Including the $1.45 million after-tax charge from the Special Assessment, the Company had annual net income of $3.6 million, or $2.14 per share.

     In comparison, annual net income for 1995 was $2.5 million, or $1.48 per share. Net income for 1995 included the negative impact of a $348,000 after-tax charge, or $.21 per share, relating to the sale of various securities in our balance sheet restructuring and a $691,000 after-tax charge, or $.41 per share, relating to merger expenses. Excluding the impact of these two special events, the Company earned $3,511,000, or $2.09 per share, in 1995.

     Excluding the effects of the Special Assessment in 1996 and the merger and balance sheet restructuring changes in 1995, the Company's net income in 1996 increased by $1,548,000, or 44.1%, over our income from 1995.

     These comparisons provide dramatic evidence of the Company's earnings potential. Behind these comparisons are a number of factors that provide us with additional earnings momentum in 1997:

- Our net loans held for investment at December 31, 1996 were $422.2 million. This balance is 21.7%, or $75.3 million, higher than our average net loans held for investment of $346.9 million in 1996.

- Our net interest margin for the fourth quarter of 1996 rose to 3.30%, some eight basis points higher than our net interest margin of 3.22% for all of 1996. We enter 1997 with a higher net interest margin than that which existed on average in 1996.

- The Special Assessment reduced our deposit insurance premiums from a prior annual rate of $2.30 per $1,000 of deposits insured by SAIF to a substantially lower annual rate of $.648 per $1,000 of deposits insured by SAIF. If our deposit balances were to remain unchanged from the levels at December 31, 1996, our FDIC insurance cost would decrease by approximately $678,000 below the annual cost of this insurance for 1996 under the previously existing deposit premium schedule.

- In 1996, our deposit fees increased by 39.2% to $1.4 million from $1.0 million in 1995. This occurred primarily because of overall increases in checking account balances, increases in our deposit fee schedule in mid-1996, and seven additional ATMs including three installed in the last quarter of 1996. With the new ATMs and the fee schedule in place for all of 1997, we expect that deposit fees will continue to grow in 1997.

     With these factors in place for 1997, our Board of Directors has provided you with clear evidence of the increasing profitability of the Company. In late 1996, we increased your quarterly dividend by 25%, to an annual rate of $1.00 per share, to demonstrate to you our high expectations for the future. We look forward to 1997 with a great sense of excitement.

1997 and Beyond

     As impressive as our record of corporate growth in 1996 may be, we are not relying on our past efforts to ensure a continuation of our progress in 1997. We have taken a number of actions in recent months that are designed to build upon our 1996 results.

     We have implemented a new promotional program for our Super Kmart retail offices to accelerate our deposit growth in these offices. Bold "message center" electronic signs have been installed at ten of our retail offices located on some of our market's busiest highways to provide us with continuous advertising for our banking services. Furthermore, we recently began a systematic and comprehensive calling effort to contact many of our existing customers to ask these customers to do additional business with the Company.

     Technological advancements in banking are enabling us to become more competitive with larger banks in many areas. Unlike most financial institutions similar to us in size, we have the benefit of our own "in-house" data processing system. We can implement data processing advancements as we deem appropriate, we can customize many of our banking services to fit the needs of major depositors, and we can develop our own solutions to data processing problems. This flexibility allows us to compete effectively for large depositors with financial institutions many times our size.

     To make our retail offices more efficient and to reduce the time necessary to train our retail personnel, we have developed and begun the installation of a proprietary retail banking software package that we call the Branch Delivery System or BDS. This BDS software package simplifies and expedites customer banking transactions and gives our customer service representatives the time to engage our customers in meaningful dialogue concerning their banking needs during the processing of routine banking transactions.

     Other recent developments in technology for the Company include the installation of a frame relay telephone network to facilitate the rapid transmission of data among our offices and to provide for the easy expansion of our branch network as the Company grows. We have also installed data processing software to develop a master customer information file or MCIF to assist us in identifying existing customers to whom we can offer additional banking services. Soon to be installed is an interactive voice response customer information program that will allow our customers to access information about their accounts over the telephone at any time, night or day.

     New technology is our ally and not our foe as we expand our Company. Combining our community banking approach with our technological capabilities makes us a formidable banking competitor in our market for the future.

     Over the past few months, we have taken a very significant step in the growth and development of the Company. Princess Anne Bank had three advisory boards in place at the time of our merger in 1995. Before we expanded our advisory boards further we wanted to have the retail network and banking infrastructure in place to exploit fully the business opportunities that arise from a comprehensive network of advisory boards. We are now in a position to move forward with the full development of this vital part of a community banking structure.

     We have begun the process of asking prominent and diverse members of our local communities to join advisory boards for CENIT Bank and Princess Anne Bank. Already, we have organized four new advisory boards for our Company, and we plan to establish at least three others very quickly. We are very pleased with the enthusiasm for our Company that we have encountered when we approach prospective members for our advisory boards.

     Our advisory boards provide us with a means to evaluate our competitive position in the communities that we serve. They tell us the new banking services that we need to offer and help us to refine our existing services to better serve our customers. They assist us in evaluating the effectiveness of our customer service personnel. In addition, our advisory boards recommend our banking services regularly to their business associates, friends and family and are a significant source of business development for the Company.

     The essence of a community bank is continuous interaction with its customers and detailed knowledge of the markets served by the bank. Our advisory boards will ensure that we never lose touch with our customers and that we are always knowledgeable about changes and opportunities in our markets.

     New marketing initiatives, new technology and new advisory boards will spur the evolution and growth of the Company. Our resources and capabilities are increasing rapidly. We expect 1997 to be a year that will present great banking opportunities for the Company in our markets, and we will take full advantage of these opportunities to expand our business and profitability.

     Our Board of Directors recognizes its responsibility to continue to grow the Company's earnings and franchise in order to create value for all of us. We appreciate the trust and support that our stockholders have given to the Company and its Board of Directors over the years. We will endeavor to be worthy of your confidence.


/s/ Michael S. Ives


Michael S. Ives
President and Chief Executive Officer

CENIT Bancorp, Inc.
Corporate Offices
225 West Olney Road
Norfolk, Virginia 23510
(757) 446-6678

                                                        CENIT BANCORP, INC.

April 9, 1997



Name
Address
City, State  Zip

Dear (Advisory Board Member):

I am sure that you have read stories and heard the rumors over the last several weeks about the schemes of Mid-Atlantic Investors to force CENIT Bancorp, Inc., into a sale or merger.

As an active member of CENIT's network of community advisory boards, you know how important community relationships are to the CENIT strategy. You may well have received questions from within the community about developments at CENIT, and I'd like to share several facts with you, in the belief that an informed community is one of the strongest defenses a company has against such a hostile action.

First and foremost, there is no need for undue concern among our customers. CENIT's Board and management team have been well aware of Mid-Atlantic's moves for some time. And we are confident that, with support from shareholders and from members of the community such as you, we will prevail.

Mid-Atlantic's ploy is a blatant attempt to force a short-term gain for its own benefit. Unlike CENIT's management, Mid-Atlantic is not focused on building to serve the future banking needs of our community.

Indeed, this group, which has no connection to our business of community banking, has a history of this sort of self-interested behavior. Mid-Atlantic historically specializes in buying shares in financial institutions which it considers to be merger candidates. In its worst example, this practice brought about the decline of a community bank in Augusta, Georgia, at the hands of Mid-Atlantic two years ago.

Mid-Atlantic's strategy does not take into consideration the interests and needs of CENIT's community marketplace -- and the relationships upon which a customer-focused and locally based enterprise like CENIT depends.

In the case of CENIT, Mid-Atlantic wants to install three directors on our board who would then be in position to attempt to force our sale. Mid-Atlantic's board candidates have no banking experience; the control Mid-Atlantic has already exerted over their slate suggests that it has no long-term interest in our community.

April 9, 1997
Page 2



Mid-Atlantic has also proposed that CENIT retain an investment banker to set a value for the company -- a typical move when trying to engineer a company's sale. The buyer could be anyone willing to meet the price that would be put on our heads.

CENIT, on the other hand, is asking shareholders to return to the Board of Directors four current directors of the Company who are committed to its long-term interests and those of its employees and communities. They have years of business and banking experience, and they are prominent area residents who care about how our community's banking needs are met.

Our nominees are committed to the long-term execution of CENIT's business strategy, which has substantially increased the value of the Company over the last five years. They know that getting an investment bank to hang a "for sale" sign on CENIT will prevent us from building for the promising future that we see in this area.

I am urging all of our stockholders to reject Mid-Atlantic's efforts. We are urging shareholders to protect their Company and their future by signing, dating, and returning CENIT's white proxy card before our April 23 Annual Meeting, when these critical seats on our Board will be filled.

Even if you do not currently hold stock in CENIT, your informed opinion, expressed in your conversations with your neighbors, friends, and others in the community, can make a valuable contribution to this fight.

Again, I want to assure you I have every reason to believe that CENIT's Board will win this struggle.

In the meantime, I thank you for your service to our Company and for your continuing support.

Sincerely,

/s/ Mike

Michael S. Ives
President
and Chief Executive Officer


Enclosure (Report to Our Stockholders from CENIT Bancorp 1996 Annual Report)

                               CENIT BANCORP, INC.


Dear Shareholder:

Please accept our thanks for sending in your WHITE Proxy Card.

To avoid the possibility of the validity of your WHITE Proxy Card being challenged or disqualified for the reason(s) indicated below, we are requesting that you sign, date and mail the enclosed new WHITE Proxy Card with the correction indicated below in the self-addressed envelope provided for your convenience. This WHITE Proxy Card will automatically revoke any previous WHITE Proxy Card when it is returned to us. Please remember that the Board of Directors recommends that you vote FOR the directors listed in Proposal 1 and AGAINST Proposal 2.

[ ] Your previous WHITE Proxy was unsigned. (If signing as attorney, executor, administrator, personal representative of the estate, corporate officer, partner, trustee, custodian or guardian, please sign and give your full title as such.)

[ ] Your previous WHITE Proxy was undated. (Please date, sign and return the new proxy in the enclosed envelope.)

[ ] Your previous WHITE Proxy omitted your title or authority. (If signing as attorney, executor, administrator, personal representative of the estate, corporate officer, partner, trustee, custodian or guardian, please sign and give your full title as such.)

[ ] Your previous WHITE Proxy, as signed, did not conform to the name shown on the Proxy. (Please date and sign this WHITE Proxy Card exactly as the registration appears on the revocation, including your full title if signing other than in an individual capacity.) If the registration is in the name of a custodian for the benefit of a minor, the custodian must sign and indicate their capacity. If you are a beneficiary 18 years or older, you may sign as long as you indicate your age.

[ ] Your previous WHITE Proxy, as marked, did not clearly specify your instructions. Please sign, date and clearly mark your proxy.

[ ]  Other____________________________________________________________________
     _________________________________________________________________________

Since time is of the essence, we would greatly appreciate your signing, dating and mailing the enclosed WHITE Proxy Card as soon as possible. Please mail it in the envelope provided for your convenience. Once again, we greatly appreciate your support.


Sincerely,



CENIT BANCORP, INC.